Exhibit 99.1

RESMED ANNOUNCES FINANCIAL RESULTS FOR

QUARTER AND NINE MONTHS ENDED MARCH 31, 2007

SAN DIEGO, California, April 23, 2007 - ResMed Inc. (NYSE: RMD) today announced revenue and pro forma income results for the quarter ended March 31, 2007. Revenue for the quarter was $183.0 million, a 13% increase over the quarter ended March 31, 2006. For the current quarter, pro forma income from operations and pro forma net income were $44.3 million and $31.1 million, an increase of 5% and 3% respectively (pro forma measures exclude the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expenses, as described below). Pro forma diluted earnings per share for the quarter ended March 31, 2007, were $0.39. GAAP operating loss was $(21.9) million for the current quarter, while GAAP net loss was $(15.4) million or $(0.20) per diluted share. These results were significantly impacted by a $59.7 million ($41.8 million net of tax) charge for voluntary product recall expenses. Gross margin was 29.6% for the quarter ended March 31, 2007. Excluding voluntary product recall expenses gross margin was 62.3% for the quarter ended March 31, 2007, which is consistent with the year ago figure of 62.2%.

Pro forma selling, general and administration (SG&A) costs for the March quarter were $57.4 million, an increase of $7.3 million, or 15%, over the same quarter in fiscal 2006. Pro forma SG&A costs were 31% of revenue in the March quarter, consistent with the same period in fiscal 2006. GAAP SG&A costs during the March quarter were $61.3 million. The increase in SG&A was primarily due to the addition of selling and administration personnel and related expenses necessary to support sales growth.

Pro forma research & development expenditure during the March quarter was $12.6 million. GAAP R&D expense during the quarter was $13.1 million or approximately 7% of revenue. GAAP R&D expenses increased 43% year over year and are expected to remain at approximately 7% of net revenue through the end of this fiscal year.

Amortization of acquired intangibles of $1.7 million ($1.1 million net of tax), incurred during the quarter ended March 31, 2007, consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime, Pulmomed and PolarMed. Stock-based compensation costs incurred during the quarter ended March 31, 2007, of $4.7 million ($3.5 million net of tax), consisted of expenses associated with stock options granted to employees and the employee stock purchase plan.

As described in a press release issued concurrently with this earnings release, ResMed has announced that it will conduct a worldwide voluntary recall affecting approximately 300,000 of its S8 flow generators. The Company is currently in discussion with the US Food & Drug Administration, and other regulatory authorities, regarding this action. The estimated cost of this action is $59.7 million which has been recognized as a charge to cost of sales in the consolidated statement of income and accrued in the Company’s consolidated balance sheet as of March 31, 2007. These costs are still subject to finalization and approval of the Company’s recall plan by regulatory authorities.

For the nine months ended March 31, 2007, revenue was $525.0 million, an increase of 20% over the $435.8 million for the nine months ended March 31, 2006. For the nine months ended March 31, 2007, pro forma income from operations and pro forma net income were $131.9 million and $93.6 million, an increase of 19% and 21%, respectively. On a GAAP basis, income from operations was $54.1 million, while net income for the nine months ended March 31, 2007, was $38.6 million or $0.49 per diluted share.

The Company has provided tabular reconciliation of GAAP operating income and GAAP net income with pro forma operating income and pro forma net income, (excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangibles and voluntary product recall expenses) for the three month and nine month periods ended March 31, 2007, and March 31, 2006.

Inventory at $156.9 million as of March 31, 2007, increased by $15.0 million compared to December 2006 levels. Accounts receivable days sales outstanding, at 73 days, increased marginally compared to the December 2006 quarter of 72 days.

Peter C. Farrell PhD, Chairman and Chief Executive Officer, commented, “In the third quarter of fiscal 2007, overall Americas sales increased by 10%; excluding sales from our motor division, Americas sales increased by 13% over the year ago quarter. Sales growth for the Americas were impacted by challenging year ago comparables and competitor discounting. However, there was continuing strong demand for our Swift nasal pillows system, our full-face masks and the Adapt SV. Sales outside of the Americas totaled $88.4 million, a 16% increase over last year. Operating cash flow for the March quarter was $20.3 million.”

Dr. Farrell continued, “The voluntary recall we are announcing today reflects ResMed’s absolute commitment to both quality and our patients. We are confident our decision is in the best interests of our distribution partners and the many patients who rely on our devices to control their sleep disordered breathing although this initiative significantly impacts this quarter’s earnings. To date the problem of particular concern has been observed in only 7 of approximately 300,000 early production S8 devices. The issue was due to potentially faulty power supply connectors provided by one of our long-term suppliers. S8 devices produced after May 2006 are unaffected. On a more positive note, we are excited by the launch this week at Medtrade of two new flow generators, the full scale release of C-Series Tango and the VPAP Malibu as well as three new mask offerings: the Swift II, the Quattro full face mask and the Liberty, a full face mask incorporating our nasal pillow technologies. These new product introductions will provide physicians with a complete selection of sleep therapy solutions for their patients.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 2:00 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (866) 713-8395 (domestic) or +1 (617) 597-5309 (international) and entering conference I.D. No. 30431856. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 95921197.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development, new markets for the Company’s products and the impact of future developments related to the recently announced product recall, and are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. The Company cannot be certain that it has accurately predicted the costs of the product recall, which could change in response to additional feedback from ongoing discussions with the FDA and with various foreign regulatory bodies, any patient injuries associated with the products that are being recalled or other unforeseen circumstances. In addition, the product recall could affect the Company’s reputation. Additional risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

RESMED INC. & SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Net revenue	$182,990	$162,280	$525,023	$435,824
Cost of sales (A)	69,058	61,414	198,037	163,113
Voluntary product recall expenses	59,700	—	59,700	—

Gross profit	54,232	100,866	267,286	272,711

Operating expenses:
Selling, general and administrative (A)	61,335	52,903	172,115	146,478
Donations to foundations	—	505	—	760
Research and development (A)	13,059	9,143	35,942	26,155
Amortization of acquired intangible assets	1,730	1,570	5,114	4,661
Restructuring expenses	—	—	—	1,124

Total operating expenses	76,124	64,121	213,171	179,178

(Loss) Income from operations	(21,892)	36,745	54,115	93,533

Other income (expenses), net
Interest income (expense), net	1,608	1,220	4,592	(471)
Other, net	(669)	153	(1,176)	1,471

Total other income (expenses), net	939	1,373	3,416	1,000

(Loss) Income before income taxes	(20,953)	38,118	57,531	94,533
Income taxes	5,588	(11,756)	(18,902)	(29,415)

Net (loss) income	($15,365)	$26,362	$38,629	$65,118

Basic (loss) earnings per share	($0.20)	$0.36	$0.51	$0.91
Diluted (loss) earnings per share(1)	($0.20)	$0.34	$0.49	$0.87
Pro forma diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangibles and voluntary product recall expenses (1) & (2)	$0.39	$0.39	$1.19	$1.02
Basic shares outstanding	77,035	72,549	76,428	71,242
Diluted shares outstanding(1)	78,404	77,403	78,198	76,922
(A) Includes stock-based compensation costs as follows:
Cost of sales	$299	$348	$890	$560
Selling, general and administrative	3,936	2,833	10,593	9,285
Research and development	496	486	1,487	1,535

Total stock-based compensation costs	$4,731	$3,667	$12,970	$11,380

(1)	See reconciliation of Basic and Diluted (Loss) Earnings per Share in table at end of press release.

(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

RESMED INC. & SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	March 31, 2007	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$240,106	$219,544
Marketable securities - available for sale	19,950	—
Accounts receivable, net	153,063	138,147
Inventories	156,915	116,194
Deferred income taxes	52,148	26,636
Prepaid expenses and other current assets	16,415	9,763

Total current assets	638,597	510,284

Property, plant and equipment, net	292,706	245,376
Goodwill	204,421	195,612
Other intangibles	46,933	48,897
Other assets	9,149	7,052

Total Non current assets	553,209	496,937

Total assets	$1,191,806	$1,007,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,109	$45,045
Accrued expenses	110,299	40,901
Deferred revenue	18,141	15,344
Income taxes payable	9,811	22,841
Current portion of long-term debt	18,683	4,869

Total current liabilities	201,043	129,000

Non Current Liabilities:
Deferred income taxes	9,856	12,377
Deferred revenue	12,515	11,484
Long-term debt	95,888	116,212

Total Non-current liabilities	118,259	140,073

Total liabilities	319,302	$269,073

Stockholders’ Equity:
Common Stock	310	303
Additional paid-in capital	410,298	353,464
Retained earnings	409,281	370,652
Treasury stock	(41,405)	(41,405)
Accumulated other comprehensive income	94,020	55,134

Total stockholders’ equity	872,504	738,148

Total liabilities and stockholders’ equity	$1,191,806	$1,007,221

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “pro forma operating income” is reconciled with GAAP operating (loss) income in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
GAAP operating (loss) income	(21,892)	36,745	54,115	93,533
Stock-based compensation costs	4,731	3,667	12,970	11,380
Restructuring expenses	—	—	—	1,124
Amortization of acquired intangible assets	1,730	1,570	5,114	4,661
Voluntary product recall expenses	59,700	—	59,700	—

Pro forma operating income (excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expenses)	44,269	41,982	131,899	110,698

The measure, “pro forma net income” is reconciled with GAAP net (loss) income in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
GAAP net (loss) income	(15,365)	26,362	38,629	65,118
Stock-based compensation costs, net of tax	3,513	2,653	9,807	8,694
Restructuring expenses, net of tax	—	—	—	718
Amortization of acquired intangible assets, net of tax	1,144	1,037	3,382	3,072
Voluntary product recall expenses, net of tax	41,790	—	41,790	—

Pro forma net income (excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expenses)	31,082	30,052	93,608	77,602

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expenses is an additional measure of performance that investors can use to compare operating results between reporting periods. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

Reconciliation of Basic and Diluted (Loss) Earnings per Share (Unaudited)

(Dollars in thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Numerator:
Net (loss) income	($15,365)	$26,362	$38,629	$65,118
Adjustment for interest and deferred borrowing costs, net of income tax effect (1)	—	—	—	1,660

Net (loss) income, used in calculating diluted (loss) earnings per share	($15,365)	$26,362	$38,629	$66,778

Adjustment for stock-based compensation costs	3,513	2,653	9,807	8,694
Adjustment for restructuring expenses	—	—	—	718
Adjustment for Amortization of acquired intangible assets	1,144	1,037	3,382	3,072
Adjustment for Voluntary product recall expense	41,790	—	41,790	—

Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expense	31,082	30,052	93,608	79,262

Denominator:
Basic weighted-average common shares outstanding	77,035	72,549	76,428	71,242
Effect of dilutive securities:
Stock options	1,369	2,307	1,770	2,339
Convertible subordinated notes (1)	—	2,547	—	3,341

Diluted potential common shares	1,369	4,854	1,770	5,680

Diluted weighted average shares	78,404	77,403	78,198	76,922

Increase in diluted weighted average shares:
Stock option adjustment due to the impact of SFAS 123(R)	1,049	412	750	414

Pro forma diluted weighted average shares, excluding the impact of SFAS 123(R)	79,453	77,815	78,948	77,336

Basic (loss) earnings per share	($0.20)	$0.36	$0.51	$0.91
Diluted (loss) earnings per share	($0.20)	$0.34	$0.49	$0.87
Pro forma diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expense	$0.39	$0.39	$1.19	$1.02

(1)

Diluted (loss) earnings per share has been calculated after adjusting the numerator (net income) for the effect of assumed conversion of our convertible notes for the three months ended March 31, 2007 by $NIL (2006: $NIL) and for the nine months ended March 31, 2007 by $NIL (2006: $1,660,000).

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